Exhibit 99.1

Cognex Reports Record Results for Fiscal Year 2011

NATICK, Mass.--(BUSINESS WIRE)--February 9, 2012--Cognex Corporation (NASDAQ: CGNX) today announced that the company set new records in 2011 for annual revenue, net income and net income per share. Selected financial data for the quarter and year ended December 31, 2011 are compared to the fourth quarter of 2010, the third quarter of 2011, and the year ended December 31, 2010 in Table 1 below.

Table 1

	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q4-11	$84,042,000	$19,099,000	$0.44
Prior year’s quarter: Q4-10	$84,920,000	$19,764,000	$0.47
Change from Q4-10 to Q4-11	(1%)	(3%)	(6%)
Prior quarter: Q3-11	$80,085,000	$18,037,000	$0.42
Change from Q3-11 to Q4-11	5%	6%	6%
Yearly Comparisons
Year ended December 31, 2011	$321,914,000	$69,869,000	$1.63
Year ended December 31, 2010	$290,691,000	$61,381,000	$1.52
Change from 2010 to 2011	11%	14%	7%
  In looking at the year-on-year comparisons, it should be noted that the quarter and year ended December 31, 2010 included $6.5 million of service revenue from a single factory automation customer contract that had been deferred for several years until the contract was completed. Excluding that contract, revenue for the quarter and year ended December 31, 2011 increased year-on-year by 7% and 13%, respectively. A reconciliation of revenue from GAAP to non-GAAP is shown in Exhibit 2.

“Cognex had another outstanding year in 2011,” said Dr. Robert J. Shillman, Chairman of Cognex. “We set new records for annual revenue, net income and earnings per share. Growth was driven by sales of our machine vision products in both the factory automation and surface inspection markets; in fact, we set new records for annual revenue in each of those markets. And we were highly profitable in 2011, reporting operating margins of 27% and net margins of 22%, even with the significant investments we made in new product development and expansion of our sales team.”

“We ended 2011 on a very good note,” said Robert J. Willett, Chief Executive Officer of Cognex. “Our continued strong execution in factory automation resulted in record quarterly revenue from that market in the fourth quarter. Growth was strongest in the Americas, in particular from automotive and ID products customers, and in China. We also set a new quarterly revenue record in the surface inspection market, substantially exceeding the prior record. Much of that growth came from the paper industry.”

“We believe that Cognex is well positioned as we enter 2012 to deliver on our strategic initiatives,” continued Mr. Willett. “However, that fact may not be obvious in our first quarter revenue outlook for 2012. We’ve detailed the primary reasons why in the Financial Outlook section of this press release.”

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2011

  Revenue for the fourth quarter of 2011 decreased 1% from the fourth quarter of 2010. However, revenue increased 7% year-on-year excluding the $6.5 million service revenue in Q4-10 mentioned above. Revenue for the fourth quarter of 2011 increased 5% from the prior quarter. Revenue growth, both year-on-year and sequentially, came from the factory automation and surface inspection markets, both of which set new quarterly revenue records. Growth in factory automation and surface inspection was partially offset by lower revenue from the semiconductor and electronics market (SEMI).
  Gross margin was 75% in the fourth quarter of 2011, 72% in the fourth quarter of 2010, and 76% in the prior quarter. Gross margin increased year-on-year due to improved product margins, and product sales representing a greater percentage of revenue. Gross margin decreased on a sequential basis due to surface inspection systems representing a greater percentage of company revenue.
  Research, development and engineering (RD&E) spending in the fourth quarter of 2011 increased 16% from the fourth quarter of 2010, and decreased 2% from the prior quarter. The increase year-on-year is due to investments in engineering personnel and materials to accelerate new product introductions.
  Selling, general and administrative (SG&A) spending in the fourth quarter of 2011 increased 7% from the fourth quarter of 2010, and 10% from the prior quarter. The increase year-on-year is due to sales force expansion and higher stock option expense. The increase on a sequential basis is also due to sales force expansion and stock option expense as well as higher commissions and the timing of year-end audit fees.
  The tax rate was 12% in the fourth quarter of 2011, compared to 14% in the fourth quarter of 2010 and 21% in the prior quarter. Excluding various tax adjustments, the tax rate was 20% in the current fourth quarter and in the fourth quarter of 2010, and 23% in the prior quarter. A reconciliation of the tax rate from GAAP to non-GAAP is shown in Exhibit 2.

Balance Sheet Highlights – December 31, 2011

  Cognex’s financial position as of December 31, 2011 was very strong, with no debt and $357,440,000 in cash and investments. In the fourth quarter of 2011, Cognex paid out $4,217,000 in dividends to shareholders.
  Inventories as of December 31, 2011 increased by $5,381,000, or 24%, from the end of 2010 in support of the higher level of business in 2011. Also contributing to the increase were strategic purchases and preparation for planned new product introductions.

Financial Outlook

  For Q1-12, Cognex expects revenue to be between $74 million and $77 million, gross margin to be at approximately the same level as reported for Q4-11, and operating expenses to be essentially flat on a sequential basis. The effective tax rate is expected to be 21%.
  Revenue for Q1-12 is expected to be essentially flat to up 4% from Q1-11 due to growth in factory automation and surface inspection. This is expected to be offset by significantly lower revenue from the semiconductor, electronics and solar industries due to a continued market downturn. Cognex also anticipates a negative impact from foreign exchange rates.
  Looking at Q1-12 on a sequential basis, revenue is expected to decrease by 8% to 12% from Q4-11. Cognex expects factory automation revenue to decline as it typically does from Q4 to Q1, surface inspection revenue to be lower than the record level in Q4-11, and a continued decline in SEMI.

Non-GAAP Financial Measures

  Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, the GAAP presentation of cost of revenue, RD&E and SG&A expenditures includes stock option expense. Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share when it evaluates its continuing operational performance, and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as revenue from certain customers and tax adjustments. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment. In that case, the tax effect of such items is estimated by applying such specific tax rate or tax treatment.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. eastern time. The telephone number is (866) 253-6509 (or (703) 639-1208 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Sunday, February 12, 2012. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States) and the access code is 1565428.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived replay on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 700,000 vision-based products, representing over $3 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, growth in particular markets, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to penetrate new markets; (4) the inability to achieve significant international revenue; (5) fluctuations in foreign currency exchange rates; (6) the loss of a large customer; (7) the inability to attract and retain skilled employees; (8) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (9) the failure to effectively manage product transitions or accurately forecast customer demand; (10) the inability to design and manufacture high-quality products; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the inability to protect Cognex proprietary technology and intellectual property; (14) involvement in time-consuming and costly litigation; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses; (17) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (18) exposure to additional tax liabilities; (19) information security breaches or business systems disruptions; and (20) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2011. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Year Ended
	Dec. 31, 2011	Oct. 2, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010

Revenue	$84,042	$80,085	$84,920	$321,914	$290,691

Cost of revenue (1)	21,204	18,953	24,017	77,919	77,588

Gross margin	62,838	61,132	60,903	243,995	213,103
Percentage of revenue	75%	76%	72%	76%	73%

Research, development, and engineering expenses (1)	10,350	10,608	8,940	40,946	33,080
Percentage of revenue	12%	13%	11%	13%	11%

Selling, general, and administrative expenses (1)	30,932	28,135	29,018	117,694	104,235
Percentage of revenue	37%	35%	34%	37%	36%

Restructuring charges	-	-	-	-	75

Operating income	21,556	22,389	22,945	85,355	75,713
Percentage of revenue	26%	28%	27%	27%	26%

Foreign currency loss	(424)	(231)	(257)	(504)	(328)

Investment and other income	556	761	300	2,266	718

Income before income tax expense	21,688	22,919	22,988	87,117	76,103

Income tax expense	2,589	4,882	3,224	17,248	14,722

Net income	$19,099	$18,037	$19,764	$69,869	$61,381
Percentage of revenue	23%	23%	23%	22%	21%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.45	$0.43	$0.49	$1.67	$1.54
Diluted	$0.44	$0.42	$0.47	$1.63	$1.52

Weighted-average common and common-equivalent shares outstanding:
Basic	42,144	42,128	40,640	41,859	39,924
Diluted	42,982	42,976	41,631	42,762	40,297

Cash dividends per common share	$0.10	$0.09	$0.08	$0.36	$0.25

Cash and investments per common share	$8.47	$8.23	$6.89	$8.47	$6.89

Book value per common share	$13.10	$12.87	$11.53	$13.10	$11.53

(1)Amounts include stock option expense, as follows:
Cost of revenue	$142	$107	$99	$628	$278
Research, development, and engineering	536	394	340	2,268	1,020
Selling, general, and administrative	1,561	1,019	916	5,172	1,729
Total stock option expense	$2,239	$1,520	$1,355	$8,068	$3,027

Exhibit 2

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended				Year Ended
	Dec. 31, 2011	Oct. 2, 2011		Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010

Revenue (GAAP)	$84,042	$80,085		$84,920	$321,914	$290,691

Revenue (GAAP)	$84,042	$80,085		$84,920	$321,914	$290,691
Revenue related to a single customer contract	$-	$-		$6,500	$-	$6,500
Revenue excluding single customer contract (Non-GAAP)	$84,042	$80,085		$78,420	$321,914	$284,191

Factory automation revenue (GAAP)	$62,697	$59,268		$60,626	$235,602	$200,285
Revenue related to a single customer contract	$-	$-		$6,500	$-	$6,500
Factory automation revenue excluding single customer contract (Non-GAAP)	$62,697	$59,268		$54,126	$235,602	$193,785
Percentage of revenue excluding single customer contract (Non-GAAP)	75%	74%		69%	73%	68%

Gross margin (GAAP)	$62,838	$61,132		$60,903	$243,995	$213,103
Gross margin on revenue related to a single customer contract	$-	$-		$3,300	$-	$3,300
Gross margin excluding single customer contract (Non-GAAP)	$62,838	$61,132		$57,603	$243,995	$209,803
Percentage of revenue excluding single customer contract (Non-GAAP)	75%	76%		73%	76%	74%

Operating income (GAAP)	$21,556	$22,389		$22,945	$85,355	$75,713
Operating income related to a single customer contract (Non-GAAP)	-	-		3,300	-	3,300
Operating income excluding single customer contract (Non-GAAP)	$21,556	$22,389		$19,645	$85,355	$72,413
Percentage of revenue excluding single customer contract (Non-GAAP)	26%	28%		25%	27%	25%

Operating income (GAAP)	$21,556	$22,389		$22,945	$85,355	$75,713
Stock option expense	2,239	1,520	#	1,355	8,068	3,027
Operating income excluding stock option expense (Non-GAAP)	$23,795	$23,909		$24,300	$93,423	$78,740
Percentage of revenue (Non-GAAP)	28%	30%		29%	29%	27%

Income before income tax expense (GAAP)	$21,688	$22,919		$22,988	$87,117	$76,103

Income tax expense (GAAP)	$2,589	$4,882		$3,224	$17,248	$14,722
Tax rate (GAAP)	12%	21%		14%	20%	19%

Tax adjustments:
True up of annual tax rate	(1,963)	-		(1,167)	-	-
Discrete tax events	213	(389)		(124)	(176)	(842)

Income tax expense excluding tax adjustments (Non-GAAP)	$4,339	$5,271		$4,515	$17,424	$15,564
Effective tax rate (Non-GAAP)	20%	23%		20%	20%	20%

Net income excluding tax adjustments (Non-GAAP)	$17,349	$17,648		$18,473	$69,693	$60,539
Percentage of revenue (Non-GAAP)	21%	22%		22%	22%	21%

Net Income (GAAP)	$19,099	$18,037		$19,764	$69,869	$61,381
Stock option expense, net of tax	1,525	1,019		911	5,408	2,031
Net income excluding stock option expense (Non-GAAP)	$20,624	$19,056		$20,675	$75,277	$63,412
Percentage of revenue (Non-GAAP)	25%	24%		24%	23%	22%

Net income per diluted share (GAAP)	$0.44	$0.42		$0.47	$1.63	$1.52
Stock option expense per diluted share, net of tax	$0.04	$0.02		$0.03	$0.13	$0.06
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.48	$0.44		$0.50	$1.76	$1.58

Net income per diluted share (GAAP)	$0.44	$0.42		$0.47	$1.63	$1.52
Tax adjustments	$(0.04)	$(0.01)		$(0.03)	$(0.00)	$(0.02)
Net income per diluted share excluding tax adjustments (Non-GAAP)	$0.40	$0.41		$0.44	$1.63	$1.50

Exhibit 3

COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	December 31, 2011	December 31, 2010

Assets

Cash and investments	$357,440	$283,081

Accounts receivable	48,206	45,901

Inventories	28,098	22,717

Property, plant, and equipment	31,744	29,596

Goodwill and intangible assets	100,939	105,334

Other assets	45,454	46,475

Total assets	$611,881	$533,104

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$39,388	$36,499

Income taxes	6,055	13,132

Deferred revenue and customer deposits	13,458	10,162

Shareholders' equity	552,980	473,311

Total liabilities and shareholders' equity	$611,881	$533,104

Exhibit 4

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Year Ended
	Dec. 31, 2011	Oct. 2, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010

Revenue	$84,042	$80,085	$84,920	$321,914	$290,691

Revenue by division:
Modular Vision Systems Division	81%	85%	85%	85%	85%
Surface Inspection Systems Division	19%	15%	15%	15%	15%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	35%	33%	33%	34%	33%
Europe	31%	37%	33%	33%	31%
Asia	17%	15%	15%	17%	15%
Japan	17%	15%	19%	16%	21%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	75%	74%	71%	73%	69%
Web and surface inspection	19%	15%	15%	15%	15%
Semiconductor and electronics capital equipment	6%	11%	14%	12%	16%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com